Exhibit 23.4
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Form S-8 (No. 333-139356) of Global Telecom & Technology, Inc. of our report dated September 27, 2006 relating to the financial statements of Global Internetworking, Inc., which appears in the Annual Report to Shareholders, which is included herein in this Annual Report on Form 10-K.
/s/ Schwartz, Weissman & Co., PC
Fairfax, Virginia
April 13, 2007